Contact:
Patriot National Bank
900 Bedford Street
Stamford, CT 06901
Charles F. Howell
President and CEO
Robert F. O’Connell
SEVP & CFO
(203) 324-7500
FOR IMMEDIATE RELEASE

PATRIOT NATIONAL BANCORP REPORTS QUARTERLY RESULTS
Stamford, Connecticut May 11, 2009.  Patriot National Bancorp, Inc. (NASDAQ Global Market “PNBK”), the parent of Patriot National Bank, reported a net loss for the quarter ended March 31, 2009 of  $1.1 million ($0.23 per share) compared to net income of $151,000 ($0.03 per share) for the quarter ended March 31, 2008.  For the period ended March 31, 2009, deposits grew 7.5% to $844 million.  During this period of economic uncertainty when customers are looking for strong financial institutions to protect their investments, the Bank seized the opportunity to build core deposits and reduce the level of wholesale funding.

The net loss for the quarter was primarily the result of the loan loss provision and the impact of non-accrual loans on the net interest margin.  During the most recent quarter the loan loss provision was $1.6 million compared to $477,000 for the same period last year and $6.7 million for the quarter ended December 31, 2008.  Charge offs during the quarter were $1.2 million and the loan loss reserve increased from $16.2 million or 2.02% of total loans at December 31, 2008, to $16.6 million or 2.07% of total loans at March 31, 2009.  Although residential home sales have slowed dramatically in the local market causing a higher percentage of construction loans to be placed on non-accrual status, based upon recent appraisals, the Bank continues to maintain relatively strong loan to value ratios associated with most loans, and the value of this collateral should help to minimize the level of any future losses.

Mr. Charles F. Howell, President and Chief Executive Officer of Patriot National Bank, stated that the Bank’s conservative underwriting standards are responsible for the strength of the collateral value securing most loans currently within the portfolio.  In addition, the Bank has a re-appraisal program for construction loans whereby a new appraisal is obtained on properties approximately four months before the loan is scheduled to mature if there is no sales contract on file.  If significant deterioration in the value of the collateral is noted based upon the new appraisal, the loan is placed on a watch list and assigned to a team of officers for ongoing monitoring and an additional provision to the allowance for loan losses is allocated based on the lower collateral value and risk rating of the individual loans.

It is also important to note that the Bank has no sub prime loans, negative amortization loans or option ARMS in its loan or investment portfolios.  The Bank’s exposure to credit cards and other unsecured loans is minimal.  In addition, the Bank has no exposure to large tract home developments, nor does the Bank finance infrastructure loans.

The growth in non-accrual loans slowed during the first quarter increasing from $80.2 million at December 31, 2008 to $85.8 million at March 31, 2009.  Of the $85.8 million, eight borrowers with aggregate balances of $13.6 million continue to make loan payments and these loans are under 30 days past due as to payments.  In addition, approximately $13.3 million of construction loans, including $1.1 million of which were on non-accrual status, paid off during the first quarter.  This represents approximately 4.5% of the year end construction loan portfolio.

Net interest income for the quarter ended March 31, 2009 was $5.5 million which represents a decrease of 10% from the first quarter of 2008 when net interest income was $6.1 million.  If non-accrual loans had been performing in accordance with their original terms, approximately $1.2 million of additional interest income would have been recorded in the quarter ended March 31, 2009 compared to the quarter ended March 31, 2008 when the additional income would have been approximately $100,000.  The pay offs in the construction loan portfolio resulted in the total loan portfolio remaining flat from December 31, 2008, although residential real estate loans increased 10% during the period.  The cost of deposits was 124 basis points lower during the quarter ended March 31, 2009 compared to the same period last year as the full benefit of the liability restructuring that took place in the second quarter of 2008 was realized in the most recent quarter, and certificates of deposit continue to roll over at reduced rates in this low rate environment.

Non-interest income increased from $754,000 for the quarter ended March 31, 2008 to $1.0 million for the quarter ended March 31, 2009.  During the most recent quarter the Company recorded a gain on the sale of investment securities of $434,000.  Mortgage brokerage and referral fees and loan processing fees decreased by a total of $88,000 due primarily to the slowdown in the residential real estate market.  Earnings on the cash surrender value of life insurance decreased from $231,000 to $189,000 due to market conditions resulting in lower yields on the underlying investments.

Non-interest expenses were relatively flat increasing $84,000, or 1.3%, from the quarter ended March 31, 2008 to the quarter ended March 31, 2009.  Reductions in salaries and benefits and marketing expenses were offset by higher levels of professional fees, regulatory assessments and occupancy expense.

Mr. Howell stated that he was pleased with the first quarter payoffs in the construction loan portfolio.  Although still sluggish by normal standards, there are indications that activity from potential home buyers has picked up as the second quarter is normally the start of the selling season.  The Bank has experienced additional payoffs in the month of April on construction loans and anticipates further reductions throughout the quarter.  The recent activity is a positive indicator for home sales in the second and third quarters but the volume of sales may not be strong enough to absorb existing inventory and therefore the Bank may continue to have higher levels of non-accruals in the coming months.  The Bank will make necessary additions to the allowance for loan losses until the economy and real estate markets stabilize.  Although there have been some positive signs in the stock and credit markets, it is too soon to predict when the unemployment rate will peak and the recovery will begin.  The generally solid loan-to-value ratios within the construction loan portfolio should help mitigate the extent of future loan losses.

Capital ratios remain in excess of regulatory definitions for well capitalized institutions.

Patriot National Bank is headquartered in Stamford, Connecticut and currently has 19 full service branches, 16 in Connecticut and three in New York. It also has a loan production office in Stamford, Connecticut.

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008
	(000)	(000)
Net interest income	$5,528	$6,148
Non-interest income	1,023	754
Non-interest expense	6,306	6,222
Provision for loan losses	1,600	477
Income(loss)before taxes	(1,355)	203
Loans at period end	785,103	754,649
Deposits at period end	843,945	765,589
Assets at period end	970,459	885,653
Shares outstanding	4,743	4,752

Income (loss) per share	$ (0.23)	$ 0.03

Statements in this earnings release that are not historical facts are considered to be forward-looking statements.  Such statements include, but are not limited to, statements regarding management beliefs and expectations, based upon information available at the time the statements are made, regarding future plans, objectives and performance.  All forward-looking statements are subject to risks and uncertainties, many of which are beyond management’s control and actual results and performance may differ significantly from those contained in forward-looking statements.  Patriot National Bancorp intends any forward-looking statement to be covered by the Litigation Reform Act of 1995 and is including this statement for purposes of said safe harbor provisions.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release.  The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances that occur after the date as of which such statements are made.  A discussion of certain risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements is included in Patriot’s Annual Report on Form 10-K for the year ended December 31, 2008.

In discussing financial results, the Company may refer to certain non-GAAP (Generally Accepted Accounting Principles) measures.  The Company believes these non-GAAP measurements are useful to an understanding of the operating results of the Company’s core business.  These non-GAAP measurements are not a substitute for operating results determined in accordance with GAAP nor do they necessarily conform to non-GAAP performance measures that may be presented by other companies.